P&G ANNOUNCES AFTER-TAX CHARGE
                      ______________________________


     CINCINNATI, O., April 12, 1994 -- The Procter & Gamble Company announced today that its third quarter earnings will be reduced by $102 million after tax due to a one-time charge to close-out two interest rate swap contracts. These transactions were negatively affected by the recent dramatic increase in interest rates.

     Excluding this one-time charge, the company anticipates that earnings for the quarter, which will be announced later this month, will be up approximately 15 percent. This reflects strong volume progress including record shipments in March, and a continued downtrend in costs.

     "It is unfortunate that this one-time charge detracts from the outstanding progress expected in the company's operating earnings for the third quarter," said Edwin L. Artzt, chairman and chief executive. "The company's financial position is strong and the outlook for continued growth is good.

     "Procter & Gamble, like many large corporations, has successfully used interest rate swaps to manage exposure to interest and exchange rates, and reduce the cost of borrowing. Unlike the other swaps the company has historically used, it turned out that the two leveraged swaps in question were based on highly complex formulas that multiplied the effect of interest rate increases. These types of transactions are inconsistent with the company's policy.

     "Derivatives like these are dangerous and we were badly burned. We won't let this happen again," said Artzt. "We have thoroughly reviewed the company's remaining swap contracts with an outside financial advisor. Based on this review, we are certain the remaining portfolio is consistent with the company's policy. We are seriously considering our legal options relative to Bankers Trust, the financial institution that designed these swaps and brought them to us."

     The results of this review were presented to the company's board of directors in its regular meeting today. The board concluded that the company's policies and procedures governing the control of swaps are clear and adequate; they simply weren't followed in these two isolated swaps. These policies were most recently reviewed in detail with the board's audit committee in December, and were reconfirmed today.

     The company also announced that its board of directors has elected Clayton C. Daley (42), currently vice president and comptroller, Procter & Gamble International, as vice president and treasurer, succeeding Raymond D. Mains (55) who will be on special assignment reporting to Erik G. Nelson, senior vice president and chief financial officer.

                               #     #     #


Contact:       L. L. Ulrey, The Procter & Gamble Company (513) 945-8210
               S. L. McHugh, The Procter & Gamble Company (513) 945-8035